Exhibit 99.1
RAE Systems Earnings Call Transcript Q4/2009
RAE Systems Inc. (NYSE Alternext US:RAE)
Q4 2009 Financial Release Conference Call
March 10, 2009, 1:30 p.m. PST
The Operator:
Ladies and Gentlemen, thank you for standing by. Welcome to the RAE Systems Inc. fourth quarter and full year 2009 operations summary and earnings conference call. (Caller Instructions — listen only mode, how to indicate for questions, reminder call is being recorded). I would now like to turn the call over to Bob Durstenfeld, Director of Investor Relations.
Mr. Bob Durstenfeld:
Thank you. Good afternoon and thank you for joining us today for RAE Systems’ fourth quarter and full year 2009 operations summary and earnings conference call. With me today are Bob Chen, our Chief Executive Officer, and Randy Gausman our Chief Financial Officer. If you have not seen this afternoon’s earnings press release, it can be retrieved from our website at raesystems.com. If you would like a replay of this conference call, it can be retrieved two hours after this call from our website or from links in the call announcement.
I would like to remind you that the matters that we will be discussing today include forward-looking statements, as that term is used in Section 21E of the Securities Exchange Act of 1934, and as such, are subject to risks and uncertainties. Forward-looking statements may include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at www.sec.gov or our website. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.
As a reminder, we will not be commenting on analyst models.
Today, Bob Chen will discuss our 2009 operations and fourth quarter highlights. Randy Gausman will review the financial results for the fourth quarter and year ended December 31, 2009 as well as provide our outlook for 2010. Then, before the Question and Answer session, Bob Chen will provide a business summary.
I’ll now turn the call over the Bob Chen. Bob go ahead please...?

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RAE Systems Earnings Call Transcript Q4/2009
Mr. Bob Chen:
Thank you, Bob. Again, good afternoon and thank you for joining us today!
Our full year 2009 revenue was $83.2 million dollars, down twelve percent from 2008; however, revenue increased over the second half of the year, increasing 13 percent over the first half. In fact, our fourth quarter revenue of $24.2 million dollars represents a 22 percent increase over the third quarter of 2009 and is comparable to the revenue reported in the fourth quarter of 2008. We also generated cash of $3.7 million dollars during the year.
I am proud of the RAE Systems global team for staying focused on our goals. During this global recession we have experienced increased price competition and gross margin pressure. Our investment in proprietary sensors, consumables and compliance products has been an asset that helped us weather this recession and benefited our customers by enabling them to extend the life of their products. We have maintained our market position and we have stayed focused on satisfying our customers’ requirements. We have also continued to expand our product portfolio and develop new applications for our products.
We continued to broaden our new product offerings, especially our wireless family. I will outline a number of our new product introductions for 2009.
•	RAELink 3 is a wireless modem with integrated GPS and Bluetooth radio technology that provides an open data bridge for our wirelessly enabled products as well as complementary third party products such as chemical warfare agent detectors and air particle counters.

•	In our AreaRAE wireless line-up we have two new offerings: AreaRAE Inert and SolarRAE:
•	AreaRAE Inert uses our proven, multi-sensor, wireless platform. This product is designed for use in limited oxygen environments such as oil refinery catalytic-reaction towers and purged flammable-liquid storage.

•	SolarRAE provides remote power for sensor systems used in fence line applications and for monitoring storage tank farms.
•	We introduced the AutoRAE Lite single gas calibration station for our QRAE 2 four-gas monitor. The QRAE 2 monitor meets the needs of worker safety-regulation compliant confined space entry as well as fire department deployment. Part of the on-going cost in operating gas monitors is the calibration gas. The AutoRAE Lite family of calibration stations uses the smallest calibration gas sample in the industry. The combination of the AutoRAE Lite and the QRAE 2 provides our customers with a lower total cost of ownership advantage.
Also during the year, we once again demonstrated our focus on innovation and introducing new and unique technologies. We secured additional sensor patents in China the European Union, and the United States for a new gamma radiation detector/dosimeter. This new technology has already been made available in our GammaRAE II R product.
We are encouraged by our initiatives to enter new markets.
•	Global adoption of MeshGuard, our single-gas, mesh radio based monitor, has expanded beyond the originally targeted oil exploration market into the natural gas and steel production markets.

•	The ToxiRAE 3 for carbon monoxide, used in steel mills and some fire departments, was also adopted by Emergency Medical Responders, who are

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RAE Systems Earnings Call Transcript Q4/2009
often the first on scene for carbon monoxide poisoning calls.
•	We also updated several of our fixed single-gas monitors to meet the specific regulatory needs of the China market.
All of our sales and product initiatives are supported by our websites. I am pleased to note we launched 11 international language websites that enable us to better meet the needs of our global customer base.
Finally, I would like to say we increased operating efficiencies through strict cost controls. During the year we made management changes at both our RAE Fushun and RAE Beijing operations. In 2010, we expect to further reduce our operating costs by consolidating some of our Beijing and Shanghai operations.
As we look at 2010, we are focused on continuing to exploit market opportunities wherever they exist. We believe there are a number of international opportunities to expand our market presence.
•	In the Middle East, the desire of oil producers to move from upstream oil production into the processing of oil stocks into downstream processed fuels and petrochemicals presents a growth opportunity for us to deploy additional products into this market. We began to see the start of this in 2009 as we won several long term contracts to deliver gas detection instruments for refinery and chemical plants.

•	In Southeast Asia we are seeing investment in Civil Defense and homeland security. We saw a key 2009 win from the Singapore Civil Defense Force for GammaRAE II R radiation detector/dosimeters. We see ongoing investment from Australia fire brigades in Adelaide and Melbourne for both AreaRAE and QRAE 2 and from fire departments in Taiwan for both toxic gas and radiation monitors.

•	We have also positioned ourselves to take advantage of the growing adoption of safety and security systems in China. We are in the process of deploying systems to actively track industrial radioactive sources. We also expect to deploy products to the Shanghai World Expo scheduled to open in May of 2010 as well as the Asian Games planned for Guanzo later in the year.
I would now like to turn the call over to Randy for the financial update. Randy, please go ahead.

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RAE Systems Earnings Call Transcript Q4/2009
Mr. Randy Gausman
Thank you, Bob.
For the fourth quarter 2009, we reported revenue of $24.2 million, representing a 22 percent increase over the third quarter of 2009 and slightly better than the $24.0 million reported in the fourth quarter of 2008. In the fourth quarter, the Americas contributed 40 percent of our total revenue, Asia contributed 44 percent and Europe contributed 16 percent, compared with 36 percent, 50 percent, and 14 percent, respectively in 2008.
Gross margin for the quarter was 47 percent, compared with 44 percent for the same quarter of 2008. The improved gross margin was primarily due to the increased sales contribution during the quarter from the Americas and Europe, where we generally sell higher margin products
In the fourth quarter of 2009 our operating expenses were $11.8 million or 48% of revenue compared with $15.9 million or 66% of revenue in the fourth quarter of 2008. The year-over-year decline in operating expenses was due to the non-recurring impairment charge for goodwill of $3.3 million in 2008 and our continued focus on controlling operating expenses.
Sales and marketing expenses were $5.3 million in the fourth quarter, or 22 percent of revenue, compared with $5.4 million or 22 percent of revenue for the fourth quarter of 2008.
Research and development spending in the fourth quarter was $1.6 million, or 6 percent of revenue, compared with $1.8 million, or 8 percent of revenue, for the fourth quarter of 2008.
Fourth quarter G&A expenses were $4.9 million, or 20 percent of revenue, compared with G&A expenses of $5.3 million, or 22 percent of revenue, for the fourth quarter of 2008.
The net income for the quarter was $968,000 or $0.01 per share, compared with a net loss of $4.9 million or $0.08 per share for the fourth quarter of 2008.
The net income in the fourth quarter was primarily due to a favorable income tax benefit of $1.0 million. The principal factor contributing to this benefit was the passage in November 2009 of the Worker, Homeownership, and Business Assistance Act of 2009. This act permits the company to carry its 2008 net operating loss back to fiscal years ended in 2003 and 2004, which will result in a tax refund to the company of approximately $0.7 million in 2010.
For the full year 2009, we reported revenue of $83.2 million, compared to $95.4 million in 2008. The Americas contributed 42 percent of total revenue, Asia contributed 41 percent and Europe contributed 17 percent. 2009 Gross Margin was 49 percent, compared to 51 percent in 2008. The lower gross margin for the year was primarily due to the year-over-year decline in revenue, particularly in the Americas and Europe..
Total operating expenses for 2009 were $48.3 million or 58 percent of revenue, including a $3.5 million accrual for the potential Foreign Corrupt Practices Act, or FCPA, settlement. Total operating expenses for 2008 were $54.3 million or 57% of revenue, which included a goodwill impairment charge of $3.3 million.

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The full year 2009 net loss was $5.8 million or $0.10 per share, compared with a net loss of $7.2 million or $0.12 per share for 2008.
The company continues to be actively engaged in discussions with the Department of Justice and the Securities and Exchange Commission to settle the outstanding joint investigation into the company’s alleged violations of the FCPA. Although no assurances can be given as to whether the matter will settle or the amount of any settlement, the company booked an accrual of $3.5 million in the third quarter of 2009 relating to this potential settlement. Excluding the accrual for the potential FCPA settlement, the non-GAAP net loss for 2009 was $2.3 million, or $0.04 per share.
Focusing on the balance sheet, we had cash of $18.5 million at year-end compared with $14.8 million at December 31, 2008.
Net cash provided by operating activities for 2009 was $7.7 million, which was offset by investments in property and equipment of $3.0 million, investments in restricted cash of $2.1 million to maintain compensating balances for certain bank loans in the U.S. and China, and payments to related parties in our China subsidiaries of $1.9 million. During the year we also had net bank borrowings of $2.9 million to fund certain acquisitions of property and working capital requirements both in China.
Net accounts receivable were $19.4 million at December 31, 2009, which was a decrease of $1.6 million compared with $21.0 million at December 31, 2008. DSOs were 92 days at quarter end, compared with 106 days at September 30, 2009 and 95 days at December 31, 2008.
Inventories at year-end 2009 were $12.1 million, which was a decrease of $5.5 million compared with $17.6 million at year-end 2008. Inventory turn was 1.3 times in the fourth quarter compared with 1.7 times in the third quarter of 2009. However, days of inventory at quarter end was 124 days compared with 163 days at September 30, 2009 and 145 days at December 31, 2008.
Looking forward to 2010, we expect the business outlook in the first half of the year to remain volatile or uncertain at best, and we are cautious about an improving business climate in the second half of the year. We believe revenue in 2010 will be comparable to 2009 and perhaps slightly higher. We expect our improving cost structure and cash position will provide us with a stronger financial foundation to manage through the difficult economic challenges still ahead. As such, we expect 2010 revenue to be in a range between $83 and $85 million dollars. At this current revenue level we expect to generate a small net loss for the year.
Now, I will turn the call back over to Bob Chen for his closing remarks.

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RAE Systems Earnings Call Transcript Q4/2009
Mr. Bob Chen
Thank you, Randy,
In 2009, we continued to build our diversified product portfolio and develop new product applications, leveraging our installed base and exploiting growth opportunities in international markets. In addition, we improved our RAE Fushun and RAE Beijing operations and implemented cost containment measures. The current economy remains challenging and we believe our strategic actions along with our diverse product offerings and broad addressable markets provide us with a foundation for long-term success.”
As we look forward we believe that there are numerous opportunities in each of our three global regions. We have additional new products planned and the people in place to capture the business and expand our market share, grow our installed base and provide long term value to our shareholders.
I would now like to open the floor to questions. Operator, please go ahead.
Q&A Session
Operator: Ladies and gentlemen, if you wish to ask a question today, please press star 1 on your touchtone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star 1 if you would like to ask a question today and we’ll pause for just a moment.
Our first question today comes from Brian Ruttenbur, Morgan Keegan
Brian Ruttenbur: Thank you very much. A couple of questions on the foreign corrupt practices, is all of that settled now? Can you give us an update is that 100% behind us, or what is left?
Randall Gausman: Sure, Brian. No, we’re still actively engaged in discussions. We are moving along with the DOJ and the SEC in those discussions. Our expectation and hope certainly is that it will be resolved soon, but we cannot give an exact date at this time as to when that resolution will finally be completed.
Brian Ruttenbur: How much is that costing per quarter?
Randall Gausman: Right now, the funding per quarter is not all that high because most of what we’re doing is just responding to questions. The principal amount of our investigation efforts have been completed at this time which, in the past was the more expensive part of this effort.
Brian Ruttenbur: OK. And then, you gave revenue guidance. Gross margins, should they be in the high 40s?
Randall Gausman: We’re probably looking at gross margins right around the 50 percent plus or minus a little bit.

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Brian Ruttenbur: OK. And then on your tax, your taxes, in 2010, you’re going to be unprofitable again according to your projection. But you’ll also get a $700,000 tax benefit in addition to that. Is this the national funding income statement or not?
Randall Gausman: Yes. Good question, Brian. The tax benefit has actually been computed as part of our 2009 results since the act was effective for the the 2009 tax year
Brian Ruttenbur: So it’s going to be a cash?
Randall Gausman: So, we’ll get a cash payment this year for that refund. And at the end of the 2009, our effective tax rate was 12%.
Brian Ruttenbur: OK. So will you pay any taxes in 2010?
Randall Gausman: There could be a small amount of taxes, depending upon the performance of the company.
Brian Ruttenbur: But if you’re unprofitable, it would be — it would be sub 12%. It’d only be a little bit, right?
Randall Gausman: Exactly.
Brian Ruttenbur: OK. The other questions I have, and can you talk a little bit about where you expect cash at the end of 2010?
Randall Gausman: Well, 2010, one of the major uses of cash will be the building of a new facility in Shanghai. we’ve talked about this in the past. A large portion of that facility will be funded through bank borrowings. And then we’ll have a little bit of cash capital expending. That’s probably incomparable to a little bit more than what we’ve spent in 2009 which, I believe, was around half a million dollars.
However, in 2010 we will be — assuming we get through this FCPA resolution, our expectation is that we will be paying that fine of no less than $3.5 million in 2010.
Brian Ruttenbur: OK. And then the last question is on the Chinese mine safety market. Maybe you can give us some kind of update what’s happening there. What — did those funds ever materialize? What’s going on with that? Is there any push to accelerate the safety in the mines?
Robert Chen: I think, as you know, Brian, China last year, the second half of the GDP grew about 11%. They have continued pushing the production of coal. You know, the energy output has to keep pace with the GDP growth. There were some large mine accidents, you’re probably aware on the news, so the safety spending for Chinese coal mines continues to be there.
And our product line digital coal mine systems, as well as some other product are continuing to supply those needs. But, we do see that the coal mine market continues to be real and it’s there.
Brian Ruttenbur: OK. Very good. Thank you very much.

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Operator
Gentlemen, there are no further questions. I would like to turn the call back to Bob Chen for his closing remarks.
Mr. Bob Chen
I would like to personally thank you for your time this afternoon and your continued support of RAE Systems. We are focused on expanding the RAE brand world-wide, continuing with our operating expense reduction programs and dedicated to growing a strong global business, all of which we believe will help us reach our goals for 2010.
I look forward to speaking with you at our next conference call. Have a pleasant afternoon. Goodbye.
Operator
Ladies and gentlemen, this concludes the fourth quarter 2009 earnings call for RAE Systems. Thank you for joining in.

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